Exhibit 4.2

EXECUTION VERSION

first Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE, dated as of December 12, 2017 (this “Supplemental Indenture”), between SEACOR Holdings Inc. (the “Company”), a Delaware corporation, and Wells Fargo Bank, National Association, as trustee (the “Trustee”) to the Indenture dated as of December 11, 2012 (as amended and supplemented, the “Indenture”) between the Company and the Trustee.

W I T N E S S E T H

WHEREAS, the Company previously issued its 2.50% Convertible Senior Notes due 2027 (the “Notes”) under the Indenture;

WHEREAS, pursuant to Section 8.01 of the Indenture, the Company is authorized to supplement or amend the Indenture without the consent of the Holders to add to the Company's covenants such further covenants, restrictions or conditions for the benefit of the Holders or surrender any right or power conferred upon the Company by the Indenture;

WHEREAS, pursuant to Section 8.04 of the Indenture the Trustee shall sign any amendment or supplement authorized by Article 8 of the Indenture if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee;

WHEREAS, this Supplemental Indenture shall not result in a material modification of the Notes for purposes of compliance with the Foreign Account Tax Compliance Act, or FATCA;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.      Definition of Terms.

(a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Indenture.

(c) The terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Supplemental Indenture.

(d) In the event of a conflict between any definition set forth in the Indenture and any definition set forth in this Supplemental Indenture, the definition set forth in this Supplemental Indenture shall control.

2.      Amendments.

SECTION 3.03 – Repurchase at Option of Holders on Specified Purchase Date

The first sentence of Section 3.03(a) of the Indenture is hereby amended to include an additional Specified Repurchase Date of May 31, 2018 and read as follows:

On December 19, 2017, May 31, 2018 and December 19, 2022 (each a “Specified Purchase Date”), each Holder shall have the right, at such Holder's option, to require the Company to repurchase for cash all of such Holder's Notes, or any portion thereof so long as the principal amount of such Holder's Notes not submitted for repurchase equals $1,000 or an integral multiple of $1,000 in excess thereof, at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to but excluding, the applicable Specified Purchase Date (the “Specified Date Purchase Price”).

3.      Surrender of redemption right conferred upon the Company by Section 10.01 of the Indenture. The Company hereby irrevocably surrenders and waives its right to redeem the Notes pursuant to Section 10.01(b) of the Indenture from the date hereof only until May 31, 2018. Nothing in this Section of the Supplemental Indenture shall affect the Company’s right and ability to redeem the Notes in accordance with Section 10.01 at any time after May 31, 2018.

4.      Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.     No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture, the Supplemental Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

6.     Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7.     Execution in Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (e.g. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8.     Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9.      Effect on Successors and Assigns. All covenants and agreements in this First Supplemental Indenture given by the parties hereto shall bind their successors and assigns, whether so expressed or not.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SEACOR Holdings inc.

By:	/s/ WILLIAM C. LONG
Name: William C. Long
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary

[Signature Page to Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ STEFAN VICTORY
Name: Stefan Victory
Title: Vice President

[Signature Page to Supplemental Indenture]